                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-136471

                              PROSPECTUS SUPPLEMENT

                             DATED JANUARY 11, 2007

                                       TO

                        PROSPECTUS DATED NOVEMBER 6, 2006

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                                   SWMX, INC.

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      This  Prospectus  Supplement,  dated January 11, 2007 (the  "Supplement"), supplements that certain  Prospectus  dated November 6, 2006 (the  "Prospectus")
and should be read in conjunction with such Prospectus.

                              SELLING SHAREHOLDERS

      The  following  updates  the table  under the  section  entitled  "Selling
Shareholders"  of the  Prospectus,  to account for sales and transfers of shares listed in such table that Empire  Resorts is aware of since the original date of the Prospectus. Such transactions are as follows:

          o   on June 9, 2006,  Vista  Development LLC changed its name to Vista
              Strategic Advisory LLC;

          o   on December 13, 2006,  Terrence R. Stanulwich  transferred by gift
              9,999  shares of common stock of SWMX,  Inc. to various  donees as listed below:

                 o   6,666 shares to Jason Fischbach and

                 o   3,333 shares to Nancy O'Neil; and

          o   on January 10, 2007,  Vista Strategic  Advisory LLC transferred by gift 80,000 shares of common stock of SWMX, Inc. to various donees as listed below:

                 o   50,000 shares to Carl Arfa and

                 o   30,000 shares to George Friedberg.

      The  table,  therefore,  is amended as follows in order to (i) add each of
      Jason Fischbach,  Nancy O'Neil,  Carl Arfa and George Friedberg as Selling
      Stockholders  and (ii) update the holdings of both Terrence R.  Stanulwich and Vista Strategic Advisory LLC:

                                                                       Number of
                                                                    Shares/Percentage
                                     Number of                       of Class to Be
                                   Shares Owned                       Owned After
                                   Prior to the   Number of Shares   Completion of
Name                                 Offering      to be Offered     the Offering
-------------------------------   -------------  -----------------  -----------------
Jason Fischbach................          6,666           6,666           0/0%
Nancy O'Neil...................          3,333           3,333           0/0%
Carl Arfa......................         50,000          50,000           0/0%
George Friedberg...............         30,000          30,000           0/0%
Terrence R. Stanulwich.........         40,150          40,150           0/0%
Vista Strategic Advisory LLC...        700,000         700,000           0/0%

      All  provisions  of  the  Prospectus  not  specifically  amended  by  this
Supplement remain in full force and effect.

      Please insert this  Supplement  into your  Prospectus and retain both this
Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to SWMX,  Inc.'s Corporate  Secretary at 1
Bridge Street, Irvington, New York 10533 or call (914) 406-8400.

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